Exhibit 99.1

Reliant Energy, Inc. and Subsidiaries

Adjusted Net Debt

(Unaudited)

(in millions)

December 31, 2006

Debt:
Senior secured revolver	$—
Senior secured term loans	400
Senior secured notes	1,850
Convertible senior subordinated notes	2
Orion Power 12% notes (1)	439
PEDFA fixed-rate bonds for Seward plant due 2036	500
Channelview	342
Retail working capital facility	—
Warrants	(1)
Other (2)	1
Total debt	3,533

REMA operating leases (off-balance sheet)	480
Total debt and debt equivalents (3)	4,013

Less:
Cash and cash equivalents	(494)
Restricted cash	(12)
Net margin deposits	(436)
Adjusted Net Debt	$3,071

(1)             Orion 12% notes include purchase accounting adjustments of $39 million.

(2)             Other subsidiary debt.

(3)             Debt equivalents include off-balance sheet REMA leases of $480 million.